Exhibit 99.3

Sara Lee Direct Selling Business

(A business of Sara Lee Corporation)

Combined Financial Statements

As of July 2, 2005 and July 3, 2004 and

For the Years ended July 2, 2005, July 3, 2004 and June 28, 2003

To the Shareholder of the Direct Selling Business

PricewaterhouseCoopers

Accountants N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

P.O. Box 94071

1090 GB Amsterdam

The Netherlands

Telephone +31 (20) 568 66 66

Facsimile +31 (20) 568 68 88

www.pwc.com/nl

Auditors’ report

Introduction

We have audited the accompanying combined balance sheets of the Direct Selling Business, a business of Sara Lee Corporation, as of July 2, 2005 and July 3, 2004, and the related combined statements of income, divisional equity, and cash flows for the years ended July 2, 2005, July 3, 2004, and June 28, 2003. These financial statements are the responsibility of the management. Our responsibility is to express an opinion on these financial statements based on our audits.

Scope

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Direct Selling Business at July 2, 2005 and July 3, 2004, and the results of its operations and its cash flows for the years ended July 2, 2005, July 3, 2004, and June 28, 2003, in conformity with accounting principles generally accepted in the United States of America.

November 18, 2005

PricewaterhouseCoopers is the trade name of among others the following companies: PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287) and PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289). The services rendered by these companies are governed by General Terms & Conditions, which include provisions regarding our liability. These General Terms & Conditions are filed with the Amsterdam Chamber of Commerce and can also be viewed at www.pwc.com/nl.

Sara Lee Direct Selling Business

Combined Statements of Income

	Years Ended
Amounts in thousands of U.S. dollars	July 2, 2005	July 3, 2004	June 28, 2003
Continuing operations
Net sales	$472,728	$444,603	$377,112

Cost of sales	178,429	168,823	135,802
Selling, general and administrative expenses	241,717	216,561	197,630
Impairment	—	1,587	156
Interest expense	6,020	4,480	4,652
Interest income	(6,001)	(2,710)	(1,940)

	420,165	388,741	336,300

Income from continuing operations before income taxes	52,563	55,862	40,812
Income tax provision	21,360	23,327	17,744

Income from continuing operations	31,203	32,535	23,068

Discontinued operations
Loss from discontinued operations, net of tax expense of $282 in 2005, $nil in 2004, and $nil in 2003	978	(719)	(572)

Net income	$32,181	$31,816	$22,496

The accompanying Notes to Financial Statements are an integral part of these statements.

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Sara Lee Direct Selling Business

Combined Balance Sheets

Amounts in thousands of U.S. dollars	July 2, 2005	July 3, 2004
Assets
Cash and equivalents	$19,238	$13,095
Trade accounts receivable, less allowances of $4,033 in 2005 and $4,048 in 2004	42,654	40,033
Accounts receivable from related entities	7,972	8,865
Notes receivable from related entities	204,985	254,316
Inventories	63,199	50,737
Deferred income taxes	14,426	13,202
Other current assets	19,184	23,061

Total current assets	371,658	403,309

Other noncurrent assets	4,734	5,391
Deferred income taxes	4,527	3,796
Property
Land	4,662	5,230
Buildings and improvements	22,420	20,427
Vehicles	13,547	12,085
Machinery and equipment	34,876	30,609
Construction in progress	3,857	642

	79,362	68,993
Accumulated depreciation	(42,408)	(37,861)

Property, net	36,954	31,132
Trademarks and other identifiable intangibles, net	26,680	30,022
Goodwill	49,299	46,702

Total Assets	$493,852	$520,352

Liabilities and Divisional Equity
Notes payable to related entities	$225,760	$284,270
Notes payable	7,056	1,818
Accounts payable	35,556	31,376
Accounts payable to related entities	20,794	8,477
Accrued liabilities
Payroll and employee benefits	30,726	31,523
Advertising and promotion	11,445	9,361
Taxes other than payroll and income	8,574	3,948
Income taxes	10,848	1,878
Other	25,075	22,170
Deferred income taxes	458	322

Total current liabilities	376,292	395,143

Pension obligation	6,573	4,535
Deferred income taxes	67	9
Other liabilities	794	458
Divisional Equity
Parent company’s net investment	118,596	128,853
Accumulated other comprehensive income	(8,470)	(8,646)

Total Divisional Equity	110,126	120,207

Total Liabilities and Divisional Equity	$493,852	$520,352

The accompanying Notes to Financial Statements are an integral part of these statements.

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Sara Lee Direct Selling Business

Combined Statements of Divisional Equity

Amounts in thousands of U.S. dollars	Total Divisional Equity	Parent Company’s Net Investment	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
Balances at June 30, 2002	$96,216	$96,519	$(303)
Net income	22,496	22,496	—	$22,496
Translation adjustments	(4,665)	—	(4,665)	(4,665)
Minimum pension liability, net of tax of $1,084	(1,357)	—	(1,357)	(1,357)

Comprehensive income				$16,474

Transfers to Sara Lee, net	(2,160)	(2,160)

Balances at June 28, 2003	110,530	116,855	(6,325)
Net income	31,816	31,816	—	$31,816
Translation adjustments	(1,454)	—	(1,454)	(1,454)
Minimum pension liability, net of tax of $544	(867)	—	(867)	(867)

Comprehensive income				$29,495

Transfers to Sara Lee, net	(19,818)	(19,818)	—

Balances at July 3, 2004	120,207	128,853	(8,646)
Net income	32,181	32,181	—	$32,181
Translation adjustments	1,434	—	1,434	1,434
Minimum pension liability, net of tax of $772	(1,258)	—	(1,258)	(1,258)

Comprehensive income				$32,665

Transfers to Sara Lee, net	(42,438)	(42,438)	—

Balances at July 2, 2005	$110,126	$118,596	$(8,470)

The accompanying Notes to Financial Statements are an integral part of these statements.

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Sara Lee Direct Selling Business

Combined Statements of Cash Flows

	Years Ended
Amounts in thousands of U.S. dollars	July 2, 2005	July 3, 2004	June 28, 2003
Income from continuing operations	$31,203	$32,535,	$23,068
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Depreciation	6,519	6,348	6,421
Amortization of intangibles	5,065	7,033	6,155
Deferred taxes	(1,761)	(2,242)	(814)
Charge for noncurrent pension obligation	1,406	291	1,291
Employer contributions to pension plans	(772)	(1,043)	(423)
Gain on disposal of property	(252)	(1,778)	(104)
Other noncash, net	(1,752)	(3,242)	(121)
Changes in current assets and liabilities
Decrease (increase) in trade accounts receivable	71	(4,849)	(18,264)
Decrease (increase) in inventories	(10,271)	942	(3,254)
Decrease (increase) in prepaids and other current assets	5,758	(4,692)	5,678
Increase (decrease) in accounts payable	12,913	23,206	(16,465)
Increase (decrease) in accrued liabilities	6,774	10,883	3,892

Net cash from operating activities from continuing operations	54,901	63,392	7,060

Operating cash flows from discontinued operations	1,744	(656)	(492)

Net cash from operating activities	56,645	62,736	6,568

Investing Activities
Purchases of property and equipment	(11,855)	(4,597)	(6,630)
Purchases of intangible assets	(655)	(388)	(136)
Proceeds from dispositions	4,751	3,680	1,575

Net cash (used in) investing activities	(7,759)	(1,275)	(5,191)

Financing Activities
Borrowings (repayments) of notes payable	5,238	1,686	84
Net financing transactions with Sara Lee	(42,676)	(62,508)	(2,227)

Net cash from (used in) financing activities	(42,438)	(60,822)	(2,143)

Effects of changes in foreign exchange rates on cash	(305)	(903)	(1,315)

(Decrease) increase in cash and equivalents	6,143	(264)	(2,081)
Cash and equivalents at beginning of year	13,095	13,359	15,440

Cash and equivalents at end of year	$19,238	$13,095	$13,359

The accompanying Notes to Financial Statements are an integral part of these statements.

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

Note 1 – Nature of Operations

Sara Lee Corporation (“Sara Lee”) is a publicly traded U.S. corporation based in Chicago, Illinois. Sara Lee owns several businesses that collectively comprise Sara Lee’s Household Products business segment that specializes in four product categories: body care, air care, shoe care and insecticides. Sara Lee’s Household Products operations are managed from various geographic locations with each location having responsibility for a specific geographic area and specific products within that area. One such component of Sara Lee’s global Household Products operations is a group of businesses that collectively comprise Sara Lee’s Direct Selling Business (“Direct Selling” or “the Business”), a division of Sara Lee’s Household Products segment. These financial statements represent the financial position, results of operations, and cash flows of Direct Selling, a business of Sara Lee.

Direct Selling manufactures and sells cosmetics, fragrances and toiletry products such as hair care, deodorants, moisturizers and fragrances as well as apparel and cosmetics throughout the world. Sales are made to the end consumer through a worldwide network of approximately 925,000 independent sales representatives in countries around the world. These independent sales representatives are independent contractors and not employees of Sara Lee or Direct Selling. Direct Selling is highly dependent on recruiting and motivating new representatives. Direct Selling presently has sales operations in 14 countries and territories and distributes products in 17 countries and territories under a variety of brand names as further described below. Direct Selling’s business is highly competitive, with an emphasis on innovation, quality and value, and competes with other international and regional companies.

From its headquarters in Slough, United Kingdom, Direct Selling manages five operating segments that have been established primarily on the basis of geography. The five operating segments are as follows:

•	House of Fuller Mexico – House of Fuller Mexico is managed in Xochimilco, Mexico and focuses on selling Direct Selling products under the Fuller Cosmetics brand as well as certain Sara Lee branded products that are sold under other non-Direct Selling Sara Lee brands. House of Fuller Mexico sells its products primarily within Mexico. House of Fuller Mexico’s operations include one of Direct Selling’s two production facilities. House of Fuller Mexico’s production facilities manufacturer Direct Selling products primarily for sale in Mexico.

•	Nutrimetics Australia and New Zealand – Nutrimetics Australia and New Zealand are managed in Balmain, Australia and Auckland, New Zealand, respectively. Both locations focus on selling Direct Selling products under the Nutrimetics brand within these two countries. Direct Selling’s New Zealand operation includes Direct Selling’s other production facility where Nutrimetics products are manufactured for sale in Australia and New Zealand and other Direct Selling locations.

•	Direct Selling Philippines – Direct Selling Philippines is managed in Makati, Philippines and focuses on selling Direct Selling products primarily in the Philippines. Direct Selling Philippines also sells Sara Lee branded products sold under other non-Direct Selling Sara Lee brands.

•	Direct Selling South America – Direct Selling South America consists of three separate locations managed in Buenos Aires, Argentina, Sao Paulo, Brazil and Montevideo, Uruguay. These locations each focuses on selling Direct Selling products throughout South America under the Fuller and, in the case of Uruguay, Nuvó brands.

•	NaturCare Japan – NaturCare Japan is managed in Tokyo, Japan and focuses on selling Direct Selling products under the NaturCare brand within Japan.

In addition to the five operating segments above, Direct Selling also consists of an additional eight locations each managed separately in Europe (three locations), Asia (three locations) and South Africa (two locations). For purposes of segment presentation, these locations have been aggregated and presented as “Other”. These locations sell Direct Selling products in each of their regions primarily under the Nutrimetics brand and in the case of South Africa under the Swissgarde and Avroy Shlain brands. Direct Selling also maintains production and distribution facilities located in Mexico and New Zealand. Additional related party and third party sourcing manufacturing arrangements exist in each of the other geographic locations. All products that are sold by Direct Selling are sourced from either an owned production facility or one of these manufacturing arrangements. Direct Selling products are distributed via distribution centers in the following countries: Australia, Greece, Malaysia, Philippines, South Africa and Thailand through which independent sales representatives buy their products.

Direct Selling is principally managed by senior Direct Selling management from its headquarters located in Slough, United Kingdom. Direct Selling operations along with Sara Lee’s worldwide Coffee and Tea, Household and Body Care operations are managed collectively by Sara Lee from its Sara Lee/DE (“SLDE”) headquarters located in Utrecht, The Netherlands. SLDE provides Direct Selling executive management and functional leadership in the areas of finance, marketing, new business development, human resources, legal, and information technology. Direct Selling utilizes the services of SLDE for certain functions such as providing working capital, certain legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resource services including various corporate wide employee benefit programs. The associated cost of these services has been allocated to Direct Selling in these financial statements which Direct Selling management considers to be allocated on a reasonable basis. A complete discussion of Direct Selling’s relationship with Sara Lee, SLDE and other Sara Lee related entities, including a description of the costs that have been allocated to Direct Selling, is included in Note 15 to these Combined Financial Statements.

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

Because Direct Selling operates in international regions, fluctuations in the value of foreign currencies cause U.S. dollar-translated amounts to change in comparison with previous periods.

Note 2 – Basis of Presentation

The Combined Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of Sara Lee using the historical combined results of operations and historical combined basis of assets and liabilities of the businesses comprising Direct Selling. All of the assets and liabilities contained in the Sara Lee financial results that pertain to Direct Selling that are necessary to present these combined financial results on a stand-alone basis, including the results of operations of Direct Selling, have been included in these Combined Financial Statements. Additionally, these combined financial statements include certain allocations for various Sara Lee corporate expenses as further discussed in Note 15 to these Combined Financial Statements.

The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses, and certain financial statement disclosures. Significant estimates in these Combined Financial Statements include allowances for doubtful accounts receivable, net realizable value of inventories, the cost of sales incentives, useful lives of property and identifiable intangible assets, the evaluation of impairments of property, identifiable intangible assets and goodwill, income tax and valuation reserves, and assumptions used in the determination of the funded status and annual expense of pension plans. Actual results could differ from these estimates.

The Combined Financial Statements included herein are not necessarily indicative of the financial position, results of operations or cash flows Direct Selling would have achieved had Direct Selling operated as a separate, stand alone entity during the periods presented nor are they necessarily indicative of the financial position, results of operations or cash flows Direct Selling may be able to achieve in future periods. As these Combined Financial Statements present a portion of the businesses of Sara Lee and do not constitute a separate legal entity, the net assets of Direct Selling have been presented as Sara Lee’s net investment in Direct Selling. Sara Lee’s net investment in Direct Selling includes the accumulated earnings of Direct Selling as well as cash transfers related to cash management functions performed by Sara Lee and SLDE, including dividend payments.

Direct Selling’s fiscal year ends on the Saturday closest to June 30. Fiscal year 2004 was a 53-week year, while fiscal years 2003 and 2005 were 52-week years. Unless otherwise stated, references to years relate to fiscal years.

Note 3 – Significant Accounting Policies

A summary of the significant accounting policies used in the preparation of the accompanying Combined Financial Statements is as follows:

Principles of Combination The Combined Financial Statements include the accounts of Direct Selling’s managed operations that are majority owned by Sara Lee and variable interest entities that Sara Lee has determined Direct Selling is the primary beneficiary. The Combined Financial Statements also include the accounts of certain non-operational entities that are majority owned by Sara Lee that hold investments in certain Direct Selling businesses.

All significant intercompany balances and transactions with combined entities have been eliminated. However, intercompany balances and transactions with Sara Lee and its non-Direct Selling subsidiaries have not been eliminated, but are presented as balances and transactions with related entities.

Foreign Currency Translation Foreign-currency-denominated assets and liabilities are translated into U.S. dollars ($) at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of other comprehensive income within divisional equity. Direct Selling translates the results of operations of its foreign entities at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions are included in net income.

Sales Recognition and Incentives Sales are recognized when title and risk of loss pass to Direct Selling’s independent sales representative, which occurs generally upon delivery. Direct Selling offers a variety of sales incentives to its independent sales representatives and the end consumers of its products as further described below. The accounting policies regarding the recognition and display of these incentives within the Combined Statements of Income are as follows:

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

Discounts and Rebates The costs of these incentives are recognized at the later of the date at which the related sale is recognized or the date at which the incentive is offered. The cost of these incentives is estimated using a number of factors including historical utilization and redemption rates. Substantially all cash incentives of this type are included in the determination of net sales. Incentives offered in the form of free product are included in the determination of cost of sales.

Volume-Based Discounts These incentives typically involve either rebates of a specified amount of cash consideration or discounts towards future purchases that are payable/granted only if the independent sales representative completes a specified cumulative level of sales transactions. Under incentive programs of this nature, Direct Selling estimates the anticipated rebate to be paid or discount to be granted and allocates a portion of the estimated cost of the rebate to each underlying sales transaction with the ultimate customer. These amounts are included in the determination of net sales.

Shipping and Handling Costs Amounts billed to independent sales representatives for freight by Direct Selling’s Australian operations are included in the determination of net sales. These billings amounted to $2,270, $2,125, and $1,611 in 2005, 2004, and 2003, respectively. Shipping and handling costs incurred by Direct Selling are expensed as incurred and included in the determination of cost of sales. Shipping and handling costs included in the cost of sales in the Combined Statements of Income amounted to $21,659 in 2005, $19,807 in 2004 and $15,026 in 2003.

Advertising Expense Advertising and promotion costs, which include the development and production of advertising materials and the communication of this material through various forms of media, are expensed in the period the advertising first takes place. Advertising and promotion expense is recognized in the “Selling, general and administrative expenses” caption in the Combined Statements of Income and was $7,282 in 2005, $5,664 in 2004, and $2,701 in 2003. Direct response advertising costs, consisting primarily of brochure preparation, are amortized over the period during which the benefits are expected, which is typically the campaign length of two weeks to one month.

Distribution and Selling Expenses In addition to shipping costs, Direct Selling incurs certain distribution expenses primarily related to the cost of warehousing finished goods for sale to independent representatives and associated employee costs. These costs are expensed as incurred and included in “Selling, general and administrative expenses” caption in the Combined Statements of Income and amounted to $18,236 in 2005, $16,828 in 2004 and $16,487 in 2003.

Direct Selling also incurs certain selling expenses primarily related to the costs of training seminars, attending trade shows and employee costs associated with training the independent sales representatives. Selling expenses are expensed as incurred by Direct Selling and are included in the “Selling, general and administrative expenses” caption in the Combined Statements of Income. These selling expenses amounted to $115,426, $105,559 and $99,021 in 2005, 2004, and 2003, respectively.

Cash and Equivalents All highly liquid investments with a maturity of three months or less at the time of purchase are considered to be cash equivalents.

Accounts Receivable Valuation Accounts receivable are stated at their net realizable value. The allowance for doubtful accounts reflects Direct Selling’s best estimate of probable losses inherent in the receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available information.

Inventory Valuation Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Rebates, discounts and other cash consideration received from a vendor related to inventory purchases is reflected as a reduction in the cost of the related inventory item, and is therefore reflected in cost of sales when the related inventory item is sold. The following is a summary of the components of inventory at the end of 2005 and 2004.

	2005	2004
Inventories
Finished goods	$52,631	$43,446
Work in process	498	751
Materials and supplies	10,070	6,540

	$63,199	$50,737

Property Property is stated at historical cost and depreciation is computed using the straight-line method over the lives of the assets. Additions, improvements, and major renewals that substantially extend the useful life of a depreciable asset are capitalized. Repairs and maintenance costs are charged to expense in the period incurred. Machinery and equipment is depreciated over periods ranging from 3 to 25 years and buildings and building improvements over periods of up to 40 years. Upon sale or disposition of depreciable property, the cost and related accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations. Interest capitalized was $nil, $6 and $47 in 2005, 2004 and 2003, respectively. The net book value of capitalized interest included in property at July 2, 2005 and July 3, 2004 was $145 and $314, respectively.

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

Property is tested for recoverability whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Such events include significant adverse changes in the business climate, current period operating or cash flow losses, forecasted continuing losses or a current expectation that an asset group will be disposed of before the end of its useful life. Recoverability of property is evaluated by a comparison of the carrying amount of an asset or asset group to future net undiscounted cash flows expected to be generated by the asset or asset group. If these comparisons indicate that an asset is not recoverable, the impairment loss recognized is the amount by which the carrying amount of the asset exceeds the estimated fair value. When an impairment loss is recognized for assets to be held and used, the adjusted carrying amount of those assets is depreciated over its remaining useful life. Restoration of a previously recognized impairment loss is not allowed.

Assets that are to be disposed of by sale are recognized in the Combined Financial Statements at the lower of carrying amount or fair value, less cost to sell, and are not depreciated after being classified as held for sale. In order for an asset to be classified as held for sale, the asset must be actively marketed, be available for immediate sale and meet certain other specified criteria.

Trademarks and Other Identifiable Intangible Assets The primary identifiable intangible assets of Direct Selling are trademarks acquired in business combinations and computer software. Identifiable intangibles with finite lives are amortized and those with indefinite lives are not amortized. The estimated useful lives of finite-lived identifiable intangible assets to Direct Selling are based upon a number of factors including the effects of demand, competition, expected changes in distribution channels and the level of maintenance expenditures required to obtain future cash flows.

Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate elements of property described above.

Goodwill Goodwill is the difference between the purchase price and the fair value of the assets acquired and liabilities assumed in a business combination. When a business combination is completed, the assets acquired and liabilities assumed are assigned to the reporting unit or units of Direct Selling given responsibility for managing, controlling and generating returns on these assets and liabilities. Reporting units are business components one level below the operating segment level for which discrete financial information is available and reviewed by segment management. In many instances, all of the acquired assets and liabilities are assigned to a single reporting unit and in these cases all of the goodwill is assigned to the same reporting unit. In those situations in which the acquired assets and liabilities are allocated to more than one reporting unit, the goodwill to be assigned to each reporting unit is determined in a manner similar to how the amount of goodwill recognized in the business combination is determined.

Goodwill is not amortized; however, it is assessed for impairment at least as often as annually and as triggering events may occur. Direct Selling performs a review annually. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Reporting units are the level for which discrete financial information is available and reviewed by segment management.

In evaluating the recoverability of goodwill, it is necessary to estimate the fair value of the reporting units. In making this assessment, management relies on a number of factors to discount anticipated future cash flows including operating results, business plans and present value techniques. Rates used to discount cash flows are dependent upon interest rates and the cost of capital at a point in time. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment. It is possible that assumptions underlying the impairment analysis will change in such a manner that impairment in value may occur in the future.

Stock-Based Compensation Sara Lee maintains certain stock compensation plans that provide a benefit to all employees in the form of Sara Lee equity instruments. Direct Selling recognizes employee services received in exchange for equity instruments in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). APB No. 25 requires the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock over the amount an employee must pay to acquire the stock. Compensation for substantially all of Sara Lee’s equity-based awards is measured on the date the shares are granted. Under APB No. 25, no compensation expense was recognized for stock options, replacement stock options and shares purchased under the Employee Stock Purchase Plan (ESPP). Compensation expense is however recognized for the cost of restricted share awards granted to employees under the provisions of APB No. 25.

Sara Lee Direct Selling Business    8

Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

Had the cost of employee services received in exchange for equity instruments been recognized based on the grant-date fair value of those instruments in accordance with the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-based Compensation” (SFAS No. 123), Direct Selling’s net income would have been impacted as shown in the following table:

	2005	2004	2003
Reported net income	32,181	31,816	22,496
Plus – stock-based employee compensation included in reported net income, net of related tax effects	1,067	442	140
Less – total stock-based employee compensation expense determined under the fair-value method for all awards, net of related tax effects	(1,271)	(959)	(1,077)

Pro forma net income	31,977	31,299	21,559

Income Taxes Income taxes are prepared on a separate return basis as if Direct Selling had been a group of separate legal entities. As a result, tax transactions that would not have occurred, had Direct Selling been a separate entity, have been eliminated in the preparation of these Combined Financial Statements. Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse. Given continuing losses in certain geographic locations of Direct Selling on a separate return basis, a valuation reserve has been established for the vast majority of all deferred tax assets in these specific locations. Net operating loss carryforwards have been determined in these Combined Financial Statements as if Direct Selling had been a group of separate legal entities, which results in a different net operating loss carryforward amount than reflected by the legal entity subsidiaries of Sara Lee. The management of Direct Selling periodically estimates the probable tax obligations using historical experience in tax jurisdictions and informed judgments. There are inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Direct Selling transacts business. The judgments and estimates made at a point in time may change based on the outcome of tax audits, as well as changes to or further interpretations of regulations. Direct Selling adjusts its income tax expense in the period in which these events occur. If such changes take place, there is a risk that the tax rate may increase or decrease in any period.

Financial Instruments Direct Selling uses derivative instruments, including forward exchange and option contracts, to manage its exposures to movements in foreign exchange rates. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to Direct Selling. Direct Selling does not use derivatives for trading purposes and is not a party to leveraged derivatives.

As of January 1, 2001, Direct Selling adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133, as amended, requires Direct Selling to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges much be adjusted to fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in the fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in accumulated other comprehensive gain (loss) until the hedged item is recognized in earnings. During fiscal 2005, 2004, and 2003, Direct Selling did not designate any derivatives as hedges.

Pensions Benefits Direct Selling accounts for the costs of pension plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” (“SFAS 87”). Pension expense, based on management’s assumptions, consists of: actuarially computed costs of pension benefits in respect of the current year’s service; imputed returns on plan assets and imputed interest on pension obligations; and straight-line amortization under the corridor approach of experience gains and losses, assumption changes and plan amendments over the expected average remaining service life of the employee group.

Contingencies In accordance with SFAS No. 5, “Contingencies” (“SFAS 5”), Direct Selling determines whether to disclose and accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable. Direct Selling records loss contingencies when it is probable that a liability has been incurred and the amount of loss reasonably estimable.

Recent Accounting Pronouncements In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after

Sara Lee Direct Selling Business    9

Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

December 15, 2005. Consequently, Direct Selling will adopt the provisions of SFAS 154 for its fiscal year beginning July 1, 2006. Management currently believes that adoption of the provisions of SFAS No. 154 will not have a material impact on the Combined Financial Statements.

In March 2005, the FASB Staff issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 clarifies the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations” as well as other issues related to asset retirement obligations. FIN 47 is effective for fiscal years ending after December 15, 2005. Direct Selling is in the process of determining if this interpretation will have any impact on its financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R (SFAS No. 123R), “Share-Based Payments,” the provisions of which become effective for Direct Selling on July 3, 2005. This Statement eliminates the alternative to use APB No. 25’s intrinsic value method of accounting that was provided in SFAS No. 123 as originally issued, SFAS No. 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. While the fair-value-based method prescribed by SFAS No. 123R is similar to the fair-value-based method disclosed under the provisions of SFAS No. 123 in most respects, there are some differences.

When Direct Selling adopts the provisions of SFAS No. 123R at the beginning of fiscal year 2006, it will apply the modified prospective transition method in which compensation cost is recognized for all share-based payments granted after the beginning of fiscal year 2006, plus any awards granted to employees prior to fiscal year 2006 that remain unvested at that time. Direct Selling does not have a significant number of awards that will remain unvested at the beginning of fiscal year 2006. Under this method of adoption, no restatement of prior periods is made.

Direct Selling is currently in the process of determining the impact of adopting SFAS No. 123R

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which clarifies that all nonmonetary transactions that have commercial substance should be recorded at fair value. SFAS No. 153 becomes effective for Direct Selling in fiscal year 2006, and should not have a material effect on Direct Selling’s results of operations, cash flows or financial position.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs” (SFAS No. 151). The provisions of this statement become effective for Direct Selling in 2006. SFAS No. 151 amends the existing guidance on the recognition of inventory costs to clarify the accounting for abnormal amounts of idle expense, freight, handling costs and wasted material (spoilage). Existing rules indicate that under some circumstances, items such as idle facility expense, excessive spoilage, double freight and rehandling costs may be so abnormal as to require treatment as current period charges. SFAS No. 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The corporation’s existing policies with regard to inventory accounting are consistent with the provisions of SFAS No. 151 and the adoption of this Statement is not expected to have a material impact on the valuation of inventory or operating results.

Note 4 – Stock-Based Compensation

Sara Lee maintains various equity compensation arrangements including various stock option, employee stock purchase and stock award plans. These equity instruments are denominated in U.S. dollars since Sara Lee’s stock is also denominated in U.S. dollars. The disclosures relating to per share amounts, including average exercise prices per share and the weighted average fair value of individual options granted as described below, has been presented in U.S. dollars since the underlying stock option is denominated in U.S. dollars.

Direct Selling recognizes employee services received in exchange for equity instruments in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). Under APB No. 25, no compensation expense was recognized for stock options, replacement stock options and shares purchased under the Employee Stock Purchase Plan (ESPP). Compensation expense is however recognized for the cost of restricted share awards granted to employees under the provisions of APB No. 25.

Stock Options The exercise price of each stock option equals or exceeds the market price of Sara Lee’s stock on the date of grant. Options can generally be exercised over a maximum term of 10 years. Options generally vest ratably over three years.

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

Under certain stock option plans, an active employee may receive a replacement stock option equal to the number of shares surrendered upon a stock-for-stock exercise. The exercise price of the replacement option is 100% of the market value at the date of exercise of the original option, and the replacement option will remain exercisable for the remaining term of the original option. Replacement stock options generally vest six months from the grant date.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

	2005	2004	2003
Expected lives	2.7 years	3.4 years	3.6 years
Risk-free interest rate	3.2%	2.7%	2.5%
Expected volatility	23.0%	25.5%	29.9%
Dividend yield	3.5%	3.6%	3.0%

A summary of the changes in stock options outstanding to Direct Selling employees under Sara Lee’s option plans during the years ended July 2, 2005, July 3, 2004 and June 28, 2003 is presented below:

Shares in thousands	Shares	Weighted Average Exercise Price USD
Outstanding at June 29, 2002	2,086	$19.66
Granted	336	19.66
Net Transfers	(126)	20.05
Exercised	(164)	16.28
Cancelled/expired	(288)	20.83

Outstanding at June 28, 2003	1,844	$19.74
Granted	71	21.75
Net transfers	(16)	18.03
Exercised	(149)	17.05
Cancelled/expired	(60)	19.83

Outstanding at July 3, 2004	1,690	$20.07
Granted	28	24.36
Net transfers	3	20.21
Exercised	(144)	19.24
Cancelled/expired	(41)	23.15

Outstanding at July 2, 2005	1,536	$20.15

The following table summarizes information about stock options granted to Direct Selling employees outstanding at July 2, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at July 2, 2005	Weighted Average Remaining Contractual Life (Yrs.)	Weighted Average Exercise Price	Number Exercisable at July 2, 2005	Weighted Average Exercise Price
$15.47 – $18.64	456	5.1	$16.19	418	$15.98
18.65 – 20.53	430	2.6	20.27	430	20.27
20.54 – 27.93	650	4.3	22.84	649	22.84

$15.47 – $27.93	1,536	4.0	$20.15	1,497	$20.19

At July 3, 2004 and June 28, 2003, the number of options exercisable was 1,474 and 1,418 respectively, with weighted average exercise prices of $19.97 and $19.61 respectively. The weighted average fair value of individual options granted during 2005, 2004 and 2003 was $2.85, $2.67 and $2.67 respectively.

Employee Stock Purchase Plan (ESPP) The ESPP permits eligible full-time employees to purchase a limited number of shares of Sara Lee’s common stock at 85% of market value. Under the plan, Direct Selling sold 802, 3,071 and 3,527 shares to

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

employees of Direct Selling in 2005, 2004 and 2003 respectively. Pro forma compensation expense is calculated for the fair value of the employees’ purchase rights using the Black-Scholes model. Assumptions include an expected life of 1/4 of a year and weighted average risk-free interest rates of 2.3% in 2005, 0.97% in 2004 and 1.4% in 2003. Other underlying assumptions are consistent with those used for Sara Lee’s stock option plans described above. The weighted average fair value of individual options granted during 2005, 2004 and 2003 was $4.05, $3.87 and $3.79 respectively.

Stock Unit Awards Restricted stock units (“RSU’s”) are granted to certain employees of Direct Selling to incent performance and retention over periods ranging from one to five years. Upon the achievement of defined goals, the RSU’s are converted into shares of Sara Lee’s common stock on a one-for-one basis and issued to the employees. Awards granted in 2005, 2004 and 2003 were 133,694 units, 56,800 units and 53,524 units, respectively. The fair value of the stock unit awards on the date of grant in 2005, 2004 and 2003 was $2,906, $1,055 and $500 respectively. Compensation expense for these plans in 2005, 2004 and 2003 was $1,796, $759 and $247 respectively.

Note 5 – Notes Payable

As described in Note 15, Sara Lee provides certain internal financing to Direct Selling. In addition, certain of Direct Selling’s operations obtain short term financing from third parties locally. These financial obligations are presented as notes payable and generally consist of bank overdrafts, lines of credit and other short-term financing. These notes payable generally have variable interest rates. The interest rates for outstanding notes payable were 19.73% at July 2, 2005 and 3.75% at July 3, 2004.

Note 6 – Leases

Direct Selling enters into operating leases primarily for office space, and office furniture and equipment. Future minimum payments, by year and in the aggregate, under non-cancelable operating leases having an original term greater than one year at July 2, 2005 were as follows:

Operating Leases
2006	$5,757
2007	4,078
2008	2,786
2009	2,185
2010	2,296
Thereafter	5,370

Total minimum lease payments	$22,472

Rental expense under operating leases was $7,018, $6,726 and $6,346 in 2005, 2004 and 2003, respectively. The minimum lease payments reflected above include lease obligations totaling $2,855 related to certain leases provided to certain independent representatives for whom Direct Selling guarantees the lease payments and is listed as the lessor under these leases. Direct Selling recognized a liability of $591 and $403 for 2005 and 2004, respectively, for the fair value of the guarantee provided under these leases.

Note 7 – Contingencies and Other Commitments

Contingent Liabilities Direct Selling relies on its worldwide network of independent sales representatives to sell its products to the ultimate consumer. However, these independent sales representatives are not employees of Sara Lee or Direct Selling but are independent contractors. From time to time, Direct Selling, in the normal course of business, is subject to various inquiries by governmental agencies or social security/payroll tax type governmental agencies in the countries Direct Selling operates. Direct Selling is periodically subject to inquiries that seek to treat their independent sales representatives as employees of Direct Selling. In 2001, the Uruguayan social security authority (“BPS”) claimed that Direct Selling’s Field Managers in Uruguay were employees and should be enrolled in the Uruguayan social tax scheme. Direct Selling continues to contest the BPS’ findings but began treating these Field Managers as employees beginning January 2004 to limit Direct Selling’s potential exposure. The BPS has not calculated a monetary claim for this case. Direct Selling’s Uruguayan operations are also currently defending a separate claim from the BPS concerning certain information technology consultants and other professionals whom Direct Selling treated as independent consultants. However, the BPS claims they were employees. The BPS has also not calculated a monetary claim for this case. There are currently no other contingencies of a similar nature and magnitude outstanding.

Direct Selling has generally been able to settle matters of similar nature for little or no cost to Direct Selling or alter its business practices to limit its exposures to large claims. Direct Selling’s general counsel and management are of the opinion that based on the contractual arrangements in place with these independent sales representatives, local laws, regulations and legal

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

precedent in the countries in which it operates, and other information available at this time, these independent sales representatives do not qualify as employees of Sara Lee or Direct Selling. However, in 2005, Direct Selling established an accrual of $605 related to these pending matters with BPS. Management in consultation with its local legal counsel estimates the range of loss to be between $185 and $2,300 related to these matters. Management believes that $605 represents its best estimate of the ultimate outcome of these actions.

No other accruals have been recorded by Direct Selling related to pending or threatened litigation or claims of this nature. In the event local laws and regulations change and require Direct Selling’s independent sales representatives to be treated as employees, such an outcome would have a material adverse effect on Direct Selling’s financial position, results of operations, and cash flows.

Direct Selling is a party to various other pending or threatened legal proceedings and claims arising in the ordinary course of business. Direct Selling’s general counsel and management are of the opinion that based on the information available at this time, the final outcome of these other matters should not have a material adverse effect on Direct Selling’s results of operations, cash flows or financial position.

Other Commitments Direct Selling’s Philippine and Australian operations, in the normal course of business, enter into certain purchase commitment for inventoriable items for a term of one year. At July 2, 2005, these purchase commitments totaled $29,995. In addition, at July 2, 2005, Direct Selling’s Argentinean and Uruguayan operations together have purchase commitments of approximately $1,000 to buy plastic containers from a third party supplier over the next three years.

Note 8 – Guarantees

Direct Selling is a party to a variety of agreements under which it may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts entered into by Direct Selling, which agree to indemnify a third party against losses arising from a breach of representations and covenants related to such matters as title to assets sold, the collectability of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these circumstances, payment by Direct Selling is conditioned on the other party making a claim pursuant to the procedures specified in the contract. These procedures allow Direct Selling to challenge the other party’s claims. In addition, Direct Selling obligations under these agreements may be limited in terms of time and/or amount, and in some cases Direct Selling may have recourse against third parties for certain payments made by Direct Selling. It is not possible to predict the maximum potential amount of future payments under certain of these agreements due to the conditional nature of the Direct Selling obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by Direct Selling under these agreements have not had a material effect on the financial condition or results of operations. Direct Selling believes that if it were to incur a loss in any of these matters, such loss would not have a material effect on the financial condition, results of operations, or cash flows.

The only material guaranty, within the scope of FIN 45, for which the maximum potential amount of future payments can be determined, is Direct Selling’s contingent liability for leases on property operated by others. At July 2, 2005, the maximum potential payment Direct Selling could be required to make if all the current operators default is $2,855. This contingent obligation is more completely described in Note 6 to the Combined Financial Statements titled “Leases.”

Note 9 – Financial Instruments and Risk Management

Forward Exchange, Futures and Option Contracts Direct Selling uses forward exchange and option contracts to reduce the effect of fluctuating foreign currencies on short-term foreign-currency-denominated intercompany transactions, foreign-denominated product sourcing transactions, foreign-denominated investments and other known foreign currency exposures. Gains and losses on the derivative are intended to offset losses and gains on the hedged transaction in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates. The principal currencies hedged by Direct Selling include the U.S. dollar, New Zealand dollar, European euro and Australian dollar.

The forward exchange and swap contacts entered into by Direct Selling are accounted for as natural hedges, which require the contracts to be recorded at fair value and marked-to-market at the end of each reporting period. The following table summarizes by major currency the contractual amounts of Direct Selling’s forward exchange contracts in U.S. dollars. The bought amounts represent the net U.S. dollar equivalent of commitments to purchase foreign currencies, and the sold amounts represent the net U.S. dollar equivalent of commitments to sell foreign currencies. The foreign currency amounts have been translated into a U.S. dollar equivalent value using the exchange rate at the reporting date. Forward exchange contracts mature at the anticipated cash requirement date of the hedged transaction, generally within one year.

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

	2005	2004	2003
Foreign Currency – Bought (Sold)
U.S. dollar	$49,208	$18,344	$9,527
New Zealand dollar	1,455	6,865	4,831
European euro	—	(906)	(6,038)
Australian dollar	1,690	1,201	725
Other	—	425	634

Direct Selling held foreign exchange swap contracts to reduce the foreign exchange fluctuations on anticipated purchase transactions. The following table summarizes the notional amount of swap contracts to sell foreign currency, in U.S. dollars:

	2005	2004	2003
Foreign Currency – (Sold)
European euro	$—	$—	$(5,141)

The following table summarizes the net derivative gains or losses recorded into earnings in 2005, 2004 and 2003.

	2005	2004	2003
Net derivative gain (loss)	$2,450	$(1,682)	$506

Net derivative gains or losses are recorded in “Selling, general and administrative expenses” within the Combined Statements of Income. Derivatives are recorded in the Combined Balance Sheets at fair value in other assets and other liabilities. The fair value is based upon either market quotes for actively traded instruments or independent bids for non-exchange traded instruments.

Fair Values The carrying amounts of cash and equivalents, trade accounts receivable, notes receivable, notes payable and accounts payable approximated fair value as of July 2, 2005 and July 3, 2004. The fair values of the remaining financial instruments recognized on the Combined Balance Sheets of Direct Selling at the respective year ends were:

	2005	2004
Foreign currency forwards	(1,579)	87
Foreign currency options	—	(4)

The fair value of foreign currency forwards and options is based upon currency forward rates obtained from third-party institutions.

Significant Customers No single Direct Selling independent sales representative or other customer accounted for more than 10% of total net sales. Direct Selling has a low exposure to a concentration of business risk associated with significant customers as Direct Selling sells to a large number of independent sales representatives spread over a large geographic areas where Direct Selling conducts business. Direct Selling is also has a low exposure to credit risk arising from its customers as the majority of Direct Selling’s sales are made on a cash basis.

Note 10 – Impairment and Exit Activities

In February 2004, Direct Selling entered into an Asset Sale and Purchase Agreement to contractually sell its operations in the U.S. and Canada (collectively referred to as “Direct Selling North America”) to a former Direct Selling employee. Under the terms of the agreement, the Buyer contractually acquired certain assets and assumed certain liabilities of Direct Selling North America for consideration totaling $755, of which $5 was paid in cash. The remaining consideration was payable under a non-interest bearing note initially payable in 15 monthly installments. As a result of this transaction, the Buyer contractually became the sole distributor of Nutrimetics products in North America. The Buyer also entered into a trademark license agreement with an initial term of 10 years and a royalty payment of 2% of net sales in calendar year 2007 (4% in 2008 and 5.85% in 2009 and thereafter).

Direct Selling determined that the contractual basis of the agreement does not sufficiently transfer the risks of ownership of these operations to the Buyer primarily due to Direct Selling’s on-going involvement in the activities of the Buyer subsequent to the date of the transaction and the that Direct Selling provided the financing for the Buyer. Accordingly, Direct Selling did not account for this transaction as a sale and continues to consolidate these operations based on an estimate using limited information available to Direct Selling. The assets and liabilities of the business transferred under the contractual arrangement were insignificant at July 2, 2005 and July 3, 2004 and have been classified in the “Other current assets” and “Other current liabilities” caption of the Combined Balance Sheets. Information was not available to Direct Selling to consolidate the Buyer’s results of

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

operations for the periods presented. Accordingly, no amounts are reflected in the Combined Statements of Income, however, Direct Selling estimates that such amounts would be insignificant to Direct Selling’s results of operations taken as a whole and to any one specific line item. Additionally, if such information was available to Direct Selling and reflected in the results of operations, there would be no impact on Direct Selling’s net income as the net income associated with the Buyer’s results of operations would be also be included in minority interests in the Combined Statements of Income. Direct Selling North America is legally no longer part of Direct Selling nor is this business part of the Securities and Asset Purchase Agreement with Tupperware Corporation (see Note 17).

As a result of the transaction with the Buyer in 2004, Direct Selling evaluated the carrying amount of the assets recorded by Direct Selling North America and determined that the carrying value of assets and liabilities transferred in the transaction exceeded the sales price. Accordingly, Direct Selling recognized (net of proceeds received) a write-down in the value of inventory of $1,574 and asset write down of $591 of other assets. Direct Selling also recognized restructuring charges of $582 associated with this transaction. These write downs and restructuring charges are included in the caption “Selling, general and administrative expenses” in the Combined Statements of Income. There were no remaining restructuring accruals included in the Combined Balance Sheets at July 2, 2005 or July 3, 2004.

In 2004, Direct Selling also recognized a $748 impairment on the fixed assets related to its operations in Brazil as the carrying value of the fixed assets exceeded the estimated future cash flows due to continuing operating losses. Direct Selling also recognized a $839 impairment on the net book value of the trademarks allocated to the Malaysian operations due to operating losses experienced by this operation.

In 2003, Direct Selling recognized a $156 impairment on the net book value to the trademarks allocated to its operations in Thailand due to losses experienced by this operation.

Note 11 – Discontinued Operations

In July 2004, Direct Selling announced its decision to exit its Indonesian operations due to the recognition of ongoing operating losses. Under management’s exit plan, the Indonesian operations were shut down and liquidated and severed approximately 90 employees. Direct Selling’s Indonesian operations are presented as a discontinued operation in accordance with U.S. GAAP. In 2005, Direct Selling recognized, within the loss from discontinued operations, a $2,265 restructuring charge to close down these operations, sever employees and write down inventory and certain other assets. There are no remaining restructuring accruals included in the Combined Balance Sheet at July 2, 2005.

Summary results of operations for Direct Selling’s Indonesian operations are as follows:

	2005	2004	2003
Net sales	$56	$1,660	$2,246

(Loss) before income taxes	1,260	(719)	(572)
Income tax (expense)	(282)	nil	nil

(Loss) from discontinued operations	$978	(719)	(572)

The loss from discontinued operations in fiscal years 2004 and 2003 did not include the impact from any tax benefit or expense as the operations generated losses historically. Management has placed a full valuation allowance against these net operating losses as Direct Selling does not expect to recognize any tax benefits from these losses.

At July 2, 2005 and July 3, 2004, respectively, total assets of $nil and $1,149 related to operations classified as discontinued operations. At July 3, 2004, these amounts were primarily comprised of current assets of $886 (primarily accounts receivable and inventory) and property of $208.

Note 12 – Defined Benefit Pension Plans

Certain companies comprising Direct Selling sponsor a number of defined benefit pension plans to provide retirement benefits to certain employees in Mexico, Australia, Japan and the Philippines. The benefits provided under these plans are based primarily on years of service and compensation levels. In addition, the Direct Selling companies located in France and Greece provide, or are required to provide by local labor laws, certain termination indemnities the nature of which are substantially similar to a defined benefit pension plan.

Measurement Date and Assumptions Except for the defined benefit plan sponsored by France, a June 30 measurement date is utilized to value plan assets and obligations for Direct Selling’s defined benefit pension plans. France, however, utilized a March 31 measurement date. There were no significant events that occurred between March 31 and year end that would cause significant changes in Direct Selling France’s pension obligations.

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

The weighted-average actuarial assumptions used in measuring the net periodic benefit cost and plan obligations for the three years ending July 2, 2005 were:

	2005	2004	2003
Net periodic benefit cost
Discount rate	7.64%	7.57%	8.46%
Long-term rate of return on plan assets	9.08	8.76	8.69
Rate of compensation increase	4.21	4.29	5.35
Benefit obligations
Discount rate	7.31%	6.96%	7.45%
Rate of compensation increase	4.06	3.98	4.78

In determining the discount rate, Direct Selling utilized the yield on high-quality fixed-income investments that have a AA bond rating and match the average duration of the pension obligations. Salary increase assumptions are based upon historical experience and anticipated future management actions. In determining the long-term rate of return on plan assets, it is assumed that the historical long-term compound growth rates of equity and fixed-income securities will predict the future returns of similar investments in the plan portfolio. Investment management and other fees paid out of plan assets are factored into the determination of asset return assumptions.

Net Periodic Benefit Cost, Changes in Benefit Obligation and Fair Value of Plan Assets and Funded Status The components of the net periodic benefit cost were:

	2005	2004	2003
Components of net periodic benefit cost
Service cost	$1,465	$1,409	$1,257
Interest cost	1,098	878	800
Expected return on assets	(291)	(182)	(148)
Settlement (gain)	(6)	—	—
Amortization of
Net initial liability	—	17	1
Prior service cost	38	38	41
Net actuarial loss	531	358	73

Net periodic benefit cost	$2,835	$2,518	$2,023

The changes in benefit obligations and fair value of plan assets and the funded status of defined benefit pension plans at the respective year ends was as follows:

	2005	2004	2003
Changes in benefit obligation
Benefit obligation at beginning of year	$15,870	$13,047	$10,497
Service cost	1,465	1,409	1,257
Interest cost	1,098	878	800
Plan amendments	—	—	—
Benefits paid	(1,466)	(1,374)	(2,441)
Participant contributions	—	—	—
Actuarial loss (gain)	2,909	2,398	3,063
Transfers in/(out)	—	—	—
Effect of changes in foreign exchange rates	891	(488)	(128)

Benefit obligations at end of year	20,767	15,870	13,048

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

	2005	2004	2003
Changes in fair value of plan assets
Fair value of plan assets at beginning of year	2,856	1,735	1,584
Actual return on plan assets	267	248	(30)
Employer contributions	772	1,043	423
Participant contributions	—	—	—
Benefits paid	(601)	(256)	(492)
Effect of changes in foreign exchange rates	144	87	250

Fair value of plan assets at end of year	3,438	2,857	1,735

Funded status	(17,331)	(13,014)	(11,313)
Unrecognized
Prior service cost	524	525	618
Net actuarial loss	9,592	6,609	4,900
Transitional liability	—	—	18

Prepaid (accrued) benefit cost	(7,215)	(5,880)	(5,776)

Amounts recognized on the Combined Balance Sheets
Other noncurrent asset	426	423	495
Current liability	(7,215)	(5,880)	(5,776)
Noncurrent liability	(6,573)	(4,535)	(3,196)
Accumulated other comprehensive income	6,147	4,112	2,701

Net amount recognized	$(7,215)	$(5,880)	$(5,776)

The accumulated benefit obligation is the present value of pension benefits (whether vested or unvested) attributed to employee service rendered before the measurement date and based on employee service and compensation prior to that date. The accumulated benefit obligation differs from the projected benefit obligation in that it includes no assumption about future compensation levels. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were:

	2005	2004	2003
Projected benefit obligation	$20,768	$15,870	$13,048
Accumulated benefit obligation	16,709	12,684	10,259
Fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets	3,437	2,856	1,735

Plan Assets, Expected Benefit Payments and Funding The defined benefit pension plans sponsored by Direct Selling’s operations in the Philippines and Australia are the only funded plans. Direct Selling’s remaining defined benefit pension plans are unfunded and have no plan assets. The weighted average allocation of pension plan assets for the Philippines and Australia as of the respective year end measurement dates is as follows:

	2005	2004	2003
Asset category	33.66%	39.41%	58.21%
Equity securities	51.26	48.55	22.13
Debt securities	9.03	9.29	15.19
Real estate	6.05	2.75	4.47

Other	100%	100%	100%

The investment objectives for the pension plan assets (“the Fund”) are designed to generate returns that will enable the Fund to meet its future obligations. The precise amount for which these obligations will be settled depends on future events, including the life expectancy of the plan participants and salary inflation. The obligations are estimated using actuarial assumptions, based on the current economic environment. This strategy balances the requirements to generate returns, using higher-returning assets such as equity securities with the need to control risk in the Fund with less volatile assets, such as fixed-income securities. Risks include, among others, the likelihood of the plans becoming underfunded, thereby increasing their dependence on contributions from Direct Selling. The assets are managed by professional investment firms and performance is evaluated against specific benchmarks.

Pension assets do not include any direct investment in the Sara Lee’s debt or equity securities.

Sara Lee Direct Selling Business    17

Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

Substantially all pension benefit payments are made from current operations, or in the case of Direct Selling’s operations in the Philippines and Australia, from the assets of the pension plans. Using foreign exchange rates as of July 2, 2005 and expected future service, it is anticipated that the future benefit payments will be as follows: $2,852 in 2006; $2,835 in 2007; $1,699 in 2008; $2,060 in 2009; $1,788 in 2010 and $15,410 from 2011 to 2015.

Direct Selling makes periodic cash contributions to its defined benefit plans. The level of these contributions is within minimum required and maximum allowable government prescribed levels for the jurisdictions in which Direct Selling operates. In fiscal 2006, Direct Selling expects to contribute approximately $2,900 of cash to these plans.

Profit Sharing Plans As required under Mexican law, Direct Selling’s Mexican operations sponsors a profit sharing plan which contributes a portion of the after tax profits (after certain other deductions) to a pool that will be distributed among employees based in Mexico. The profit sharing amount due to employees is calculated based upon the formula set forth under Mexican law. The amount due to employees at year end is recorded within “Accrued liabilities – Other” in the Combined Balance Sheets and was $1,307, and $694 at July 2, 2005 and July 3, 2004, respectively. The expense recognized in 2005, 2004 and 2003 in connection with this profit sharing plan was $1,295, $1,237 and $1,044, respectively.

In addition, as required under French law, Direct Selling’s French operations sponsors a profit sharing plan which contributes a portion of the after tax profits to a pool that will be distributed among employees based in France. The profit sharing amount due to employees is calculated based upon the formula set forth under French law.

The amounts earned under this French plan are not immediately available to employees. Funds under this plan are available to employees after five years, unless a specific life event has occurred. Amounts held by Direct Selling not currently available to employees accrued interest on behalf of the employees at the rate of 7.5% per annum. The amount due to employees at year end is recorded within “Accrued liabilities – Payroll and employee benefits” in the Combined Balance Sheets and was $422 and $293 for July 2, 2005, and July 3, 2004, respectively. The expense recognized in 2005, 2004 and 2003 in connection with this profit sharing plan was $127, $190, and $94 respectively.

Note 13 – Intangible Assets and Goodwill

Intangible Assets The primary components of Direct Selling’s intangible assets and the related amortization expense are as follows:

	Gross	Accumulated Amortization	Net Book Value
2005
Intangible assets subject to amortization	$61,894	$36,633	$25,261
Trademarks	5,016	3,597	1,419

Computer software	$66,910	$40,230	$26,680

	Gross	Accumulated Amortization	Net Book Value
2004
Intangible assets subject to amortization	$60,810	$32,130	$28,680
Trademarks	4,361	3,019	1,342

Computer software	$65,171	$35,149	$30,022

The amortization expense for intangible assets subject to amortization was $5,081 in 2005, $7,036 in 2004 and $6,164 in 2003 which includes amortization related to the impairment of certain trademarks of $nil, $839 and $156 in 2005, 2004 and 2003, respectively. The estimated amortization expense for the next five years, assuming no change in the estimated useful lives of identifiable intangible assets is $4,413 in each of the years from 2006 to 2010. The remaining weighted average amortizable life of the trademarks at the end of 2005 was approximately 6 years.

Goodwill The goodwill associated with each business segment at July 2, 2005 and at July 3, 2004, was respectively: nil for House of Fuller Mexico, $35,384 and $32,690 for Nutrimetics Australia and New Zealand, nil for Philippines, nil for Direct Selling South America, and $1,595 and $1,630 for NaturCare Japan, and $12,322 and $12,380 for Other. In 2005 and 2004, the goodwill balances were not impacted by business acquisitions or impairment losses.

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

Note 14 – Income Taxes

Income taxes are prepared on a separate return basis as if Direct Selling had been a separate legal entity and taxpayer. As a result, tax transactions that would not have occurred had Direct Selling been a separate entity have been eliminated in the preparation of these financial statements. The provisions for income taxes computed by applying the Dutch statutory rate of 31.5% in 2005, 34.5% in 2004, and 34.5% in 2003 to income from continuing operations before taxes as reconciled to the actual provisions were:

	2005		2004		2003
Income from continuing operations before income taxes
Mexico	$52,829		$45,901		$38,543
Philippines	7,486		7,334		5,836
Japan	2,630		4,422		2,199
Australia and New Zealand	2,708		3,003		1,739
South America	(7,984)		(4,399)		(6,415)
Other	(5,107)		(399)		(1,090)

	$52,563		$55,862		$40,812

Tax expense at statutory rate	$16,558	31.5%	$19,272	34.5%	$14,080	34.5%
Adjustments to statutory rate:	5,829	11.1	3,269	5.9	3,847	9.4
Tax effect of unbenefitted losses	205	0.4	—	—	—	—
Non-deductible loss on stock	1,600	3.0	2,285	4.1	1,469	3.6
Non-deductible other expense	505	1.0	(298)	(0.5)	—	—
Tax effect of prior period adjustments
Non-deductible/Non-taxable foreign exchange loss	481	0.9	(696)	(1.2)	(832)	(2.0)
Disallowed meals and entertainment	166	0.3	108	0.2	137	0.3
Non-deductible inflationary adjustment	34	0.1	1,219	2.2	454	1.1
Tax effect of tax credits	(69)	(0.1)	19	—	(7)	—
Tax effect of local country rate differences	1,078	2.1	(1,985)	(3.6)	(85)	(0.2)
Non-taxable other income	(2,186)	(4.2)	(926)	(1.7)	(1,320)	(3.2)
Amortization of intangibles	(3,071)	(5.8)	—	—	—	—
Tax Reserves	230	0.4	1,060	1.9	—	—

Taxes at effective worldwide tax rates	$21,360	40.6%	$23,327	41.8%	$17,744	43.5%

Current and deferred tax provisions (benefits) were:

	2005		2004		2003
	Current	Deferred	Current	Deferred	Current	Deferred
Mexico	14,072	(618)	15,991	(3,589)	8,920	2,271
Philippines	2,634	(71)	1,990	(44)	1,882	(19)
Japan	1,902	23	2,530	(34)	1,709	(13)
Australia & New Zealand	473	(173)	253	1,255	1,436	(637)
South America	—	297	—	568	—	(418)
Other	2,829	(8)	4,572	(165)	3,417	(805)

	21,910	(550)	25,336	(2,009)	17,364	379

The change between the deferred tax expense recorded in 2003 and 2004 was primarily the result of a $3,900 difference between inventory valuation for book and tax purposes. Additionally, changes in the bonus accrual and timing of payments at Direct Selling’s Mexican operations resulted in a sizable tax deduction in 2003, but an add back to taxable income, and therefore a deferred tax benefit in 2004.

The reduction in the deferred tax benefit recorded in 2005 from what was recorded in 2004 is primarily attributable to smaller inventory valuation differences for book and tax purposes in both Australia and Mexico. The reduction in write-downs results in smaller deferred tax assets and therefore a reduced tax benefit. Additionally, changes in the bonus accrual and timing of payments at Direct Selling’s Mexican operations resulted in a tax deduction for previously recorded bonus accruals, which reduced Direct Selling’s deferred benefit.

Sara Lee Direct Selling Business    19

Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

The deferred tax assets (liabilities) at the respective year ends were as follows:

	2005	2004
Deferred tax assets:
Reserves not deductible until paid	$6,035	$5,690
Minimum pension liability	5,180	4,202
Property	1,170	320
Prepaid expenses	586	582
Intangibles	25,772	23,906
Employee benefits	4,593	4,584
Foreign exchange gain/loss	273	297
Income recognized for tax, not for books	83	356
U.S. GAAP timing adjustments	52	—
Tax loss carryovers	11,318	9,001
Other	1,178	541

Deferred tax assets	$56,240	$49,479
Valuation allowance	(37,133)	(32,481)

Net deferred tax assets	$19,107	$16,998

Deferred tax liabilities:
Property	$(56)	$—
Reserves	(82)	(118)
U.S. GAAP timing adjustments	(2)	(181)
Cost of goods sold adjustment	(328)	—
Other	(57)	(32)

Deferred tax liabilities	$(525)	$(331)

Net deferred tax assets	$18,582	$16,667

As shown by the valuation allowance in the table above, Direct Selling had potential tax benefits of $37,133 and $32,481 at the end of 2005 and 2004, respectively, that Direct Selling did not recognize in the Combined Balance Sheets when they were generated. The unrecognized tax benefits resulted primarily from income tax losses that, under normal circumstances, could be carried forward to offset taxable income generated by the entities incurring the losses. However, at this time Direct Selling management does not believe that these assets will be utilized in the future.

Note 15 – Related Party Information

Relationship with Sara Lee Corporation

Direct Selling, consisting of certain operations and subsidiaries of Sara Lee, utilizes the services of Sara Lee and its other subsidiaries for certain administrative functions. The following discusses how the cost of these services has been allocated to Direct Selling in these Combined Financial Statements.

Cash Pool Sara Lee maintains a cash pooling arrangement in each country where a Sara Lee subsidiary maintains a bank account with a bank selected by Sara Lee. Within each country, one Sara Lee company is designated as the cash pool leader and the individual bank accounts maintained by each subsidiary are linked with that country’s cash pool leader account. During each day, under the cash pooling arrangement, each individual participant can either deposit funds into the cash pool account from the collection of receivables or withdraw funds from the account to fund working capital or other cash needs of the business. At the end of the day, the cash pool leader sweeps all cash balances in the country’s cash pool accounts into the cash pool leader account, or funds any overdrawn accounts so that each cash pool participant account has a zero balance at the end of the day. The cash pool leader controls all funds in the leader’s account. As cash is swept into or out of a cash pool account, an intercompany payable or receivable is established between the cash pool leader and the participant. The net receivable or payable balance in the intercompany account earns interest or pays interest at various money market rates determined by each cash pool country leader. The net interest expense paid on the cash pool intercompany account by Direct Selling for 2005, 2004 and 2003 was $2,483, $(134), and $(246), respectively. At the end of 2005 and 2004, the net outstanding balance in the cash pool intercompany accounts was $5,015 and ($10,303), respectively. The gross balances are reported in the “Notes receivable from related entities” line and the “Notes payable to related entities” line of the Combined Balance Sheets.

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

Corporate Overhead Allocation Sara Lee provides various corporate services to Direct Selling including providing working capital, certain legal, finance, internal audit, financial reporting, tax planning, insurance, global information technology, environmental and human resource services including various corporate wide employee benefit programs. The cost of these services has been determined by allocating a portion of the overall corporate cost for these services to Direct Selling or a basis reflective of how the cost are incurred. The amount recognized by Direct Selling is generally based upon an estimate of the portion of costs specifically allocable to Direct Selling and the proportion of Direct Selling’s sales to the remainder of SLDE for those costs that are not specifically allocable to Direct Selling or any of SLDE’s other non-Direct Selling operations. The amounts allocated are intended to represent the costs of providing these services and Direct Selling management believes the allocation method is reasonable. However, the actual cost of obtaining these individual services could be materially different from the amounts allocated. The total cost allocated to Direct Selling for these services for 2005, 2004, and 2003 was $6,727, $4,002, and $4,612, respectively.

Benefit Plans Sara Lee provides certain employee benefit plans, including stock option and stock unit plans to employees in Direct Selling. These plans are described in Note 4 and 12 to the Combined Financial Statements. The total cost of stock options that are granted to employees of Direct Selling are not included in the determination of net income from continuing operations in accordance with the provisions of APB 25, but are calculated on a proforma basis and summarized in the table in Note 4 to the Combined Financial Statements under the Stock-Based Compensation heading. The total cost of restricted stock units that have been granted to employees of Direct Selling and included in the determination of net income from continuing operations for Direct Selling was $1,796, $759, and $247 in 2005, 2004, and 2003, respectively.

Other Relationships Direct Selling’s Philippine and, to a more limited extent, House of Fuller operations in Mexico sell certain Sara Lee branded products sourced from other Sara Lee affiliated entities for sale to their customers. Sales of these products totaled $23,472, $18,347, and $11,909 for 2005, 2004 and 2003, respectively, which are reflected in net sales, and total purchases of these products were $11,397, $7,903, and $6,635 for 2005, 2004 and 2003, respectively, which are reflected in cost of sales.

In September 2003, a non-operating Direct Selling subsidiary located in Mexico acquired land and buildings from an affiliated Sara Lee entity in Mexico and subsequently leased the land and buildings back to the Sara Lee affiliate under a non-cancelable operating lease. This lease was terminated in July 2005 and the land and building were sold back to the Sara Lee affiliate. The land and building were included in the Combined Balance Sheets at the affiliate’s historical cost. Direct Selling recognized lease rental income of $245 and $188 in 2005 and 2004, respectively. This lease income is classified within “Selling, general and administrative expenses” in the Combined Statements of Income.

Notes Receivable Due from Related Entities

The composition of Direct Selling’s notes receivable due from related entities is summarized in the following table:

	2005	2004
Notes receivable due from related entities
Short-term notes receivable	$177,232	$204,381
Cash pool notes receivable	27,753	49,935

Total	$204,985	$254,316

All notes receivable are due from Sara Lee entities that are not part of Direct Selling. Short-term notes receivable are loans made by Direct Selling to other Sara Lee entities that have a maturity date. All of these notes had maturity dates of less than one year at the time of issuance. Short-term notes receivable generally have fixed interest rates due to their short maturity. The interest rates for these outstanding short-term notes receivable ranged between 0.66% and 7.02%. at July 2, 2005 and 0.28% and 6.06% at July 3, 2004. Associated accrued interest receivable of $838 and $233 at July 2, 2005 and July 3, 2004, respectively, is included in the caption “Other Current Assets” in the Combined Balance Sheets.

Notes Payable Due to Related Entities

The composition of Direct Selling’s notes payable due to related entities is summarized below:

	2005	2004
Notes Payable to related entities
Short-term notes payable	$203,022	$224,032
Cash pool borrowings	22,738	60,238

Total	$225,760	$284,270

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

Short-term notes payable are loans made by Direct Selling to other Sara Lee entities that have a maturity date. All of these notes had maturity dates of less than one year at the time of issuance. Short-term notes payable generally have fixed interest rates due to their short maturity. The interest rates for these outstanding short-term notes payable ranged between 3.0% and 9.99%. at July 2, 2005 and 1.80% and 5.03% at July 3, 2004. Associated accrued interest payable of $1,198 and $498 at July 2, 2005 and July 3, 2004, respectively, is included in the caption “Accrued Liabilities Other” in the Combined Balance Sheets.

Note 16 – Business Segment Information

Direct Selling is organized into five operating segments based upon the operating divisions discussed in Nature of Operations in Note 1. Each reportable segment is headed by an executive officer that reports to the chief operating decision maker in Slough, United Kingdom. Each of the executives is responsible for the development and execution of each segment’s business strategies and the management of the segment’s financial performance.

	2005	2004	2003
Sales[1,2]
House of Fuller Mexico	$225,775	$205,062	$178,427
Nutrimetics Australia and New Zealand	66,290	66,602	54,963
Direct Selling Philippines	50,816	49,168	39,165
Direct Selling South America	47,744	41,146	26,716
NaturCare Japan	23,435	27,086	24,507
Other	70,283	66,568	64,200

	484,343	455,632	387,977
Intersegment	(11,615)	(11,029)	(10,865)

Total net sales	$472,728	$444,603	$377,112

[1] Includes sales between segments. Such sales are at transfer prices that are equivalent to market value.
[2] Excludes sales from discontinued operations.

Intersegment sales
House of Fuller Mexico	—	(221)	(80)
Nutrimetics Australia and New Zealand	(11,615)	(10,750)	(10,250)
Direct Selling Philippines	—	(35)	—
Direct Selling South America	—	—	—
NaturCare Japan	—	—	—
Other	—	(23)	(535)

Total	$(11,615)	$(11,029)	$(10,865)

Operating Segment Income[3,4]
House of Fuller Mexico	$47,044	$44,825	$37,242
Nutrimetics Australia and New Zealand	5,006	6,705	5,773
Direct Selling Philippines	7,485	7,307	5,807
Direct Selling South America	(7,789)	(4,612)	(6,642)
NaturCare Japan	4,121	6,117	5,022
Other	4,887	600	87

Total operating segment income	$60,754	$60,942	$47,289

Corporate	(8,172)	(3,310)	(3,765)

Total operating income	52,582	57,632	43,524
Net interest income (expense)	(19)	(1,770)	(2,712)

Income from continuing operations before income taxes	$52,563	$55,862	$40,812

[3] Excludes operating loss from discontinued operations.
[4] Includes operating income/(loss) from non-operating entities.

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Notes to Financial Statements

(Amounts in thousands of U.S. dollars)

	2005	2004
Assets[5]
House of Fuller Mexico	$81,554	$65,650
Nutrimetics Australia and New Zealand	108,996	102,068
Direct Selling Philippines	17,601	15,518
Direct Selling South America	26,272	21,863
NaturCare Japan	36,171	35,085
Other	47,053	47,392
Corporate	176,205	232,776

Total assets	$494,852	$520,352

	2005	2004	2003
Depreciation Expense
House of Fuller Mexico	$1,984	$2,083	$2,335
Nutrimetics Australia and New Zealand	2,514	2,460	2,071
Direct Selling Philippines	535	522	536
Direct Selling South America	345	102	305
NaturCare Japan	175	173	182
Discontinued Operations	—	57	58
Other	966	1,008	992

Total depreciation expense	$6,519	$6,405	$6,479

Additions to Long-Lived Assets
House of Fuller Mexico	$7,657	$833	$3,579
Nutrimetics Australia and New Zealand	2,706	2,832	2,796
Direct Selling Philippines	491	574	554
Direct Selling South America	313	231	503
NaturCare Japan	170	92	78
Other	1,075	459	1,184

Total additions to long-lived assets	$12,412	$5,021	$8,694

[5]	Other includes assets from discontinued operations of $nil and $1,149 at July 2, 2005 and July 3, 2004, respectively.

Note 17 – Subsequent Event

On August 15, 2005, Sara Lee announced that it has signed a Securities and Asset Purchase Agreement with Tupperware Corporation dated as of August 10, 2005, for the sale of its Direct Selling business for $557 million in cash. The Direct Selling business had been identified as a business that would be sold as part of Sara Lee Transformation plan, which was announced in February 2005. The agreement has been approved by the Board of Directors of Sara Lee and Tupperware Corporation and is subject to customary closing conditions, including regulatory approvals. The transaction is expected to close in the second quarter of fiscal year 2006.

Sara Lee Direct Selling Business    23